As filed with the Securities and Exchange Commission on August 22, 2019

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMBASSY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania                          26-3339011

(State or other jurisdiction of incorporation)       (I.R.S. Employer Identification Number)

100 Gateway Drive, Suite 100, Bethlehem, PA18017

(Address of principal executive offices) (Zip code)

Amended and Restated 2010 Embassy Bancorp, Inc. Stock Incentive Plan

(Full title of plan)

David M. Lobach, Jr., Chairman, President & CEO

Embassy Bancorp, Inc.

100 Gateway Drive, Suite 100

Bethlehem, PA 18017

(Name and address of agent for service)

(610)  882-8800

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Rollins, Esquire

Pillar Aught LLC

4201 E. Park Circle

Harrisburg, Pennsylvania 17111

(717) 308-9910

_______

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Registration to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $1.00 par value	256,356 shares	$16.15	$4,140,150.00	$501.79

(1)Represents the number of shares of common stock,  $1.00 par value per share (“Common Stock”), of Embassy Bancorp, Inc. (the “Company”) that may be issued under the Amended and Restated 2010 Embassy Bancorp, Inc. Stock Incentive Plan (the “Plan”), together with an indeterminate number of shares of the Company’s common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the Company’s Common Stock.  In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminable number of additional shares as may be issuable as a result of such adjustments are also registered hereby.

(2)Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rules 457(c) and 457(h) based upon the average of the high and low prices of the Registrant’s common stock as of August 20, 2019, as reported on the OTCQX.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed in accordance with General Instruction E to Form S-8 to register an additional 256,356 shares of Common Stock issuable pursuant to awards that may be granted under the Amended and Restated 2010 Embassy Bancorp, Inc. Stock Incentive Plan (the “Plan”), which was approved at the Company’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s shareholders authorized the amendment and restatement of the Plan at the Annual Meeting to, among other things, increase the share reserve under the Plan to a maximum of 756,356 shares of Common Stock issuable pursuant to awards that may be granted thereunder. The Company previously filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 on August 24, 2010 (File No. 333-169018) to register 500,000 shares of Common Stock authorized under the Plan (the “Original Registration Statement”). Accordingly, this Registration Statement is required to register the additional shares authorized for issuance under the Plan. Except as supplemented by the information set forth below, the contents of the Original Registration Statement are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.Registration Information and Employee Plan Annual Information.

The Company will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees of the Company under Rule 428(b). Requests should be directed to: Embassy Bancorp, Inc., 100 Gateway Drive, Suite 210,  Bethlehem, Pennsylvania 18017; Attention: Lynne M. Neel, Executive Vice President and Assistant Secretary; telephone number (610) 882-8800.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed with the SEC by the Company are incorporated into this Registration Statement by reference:

(a)The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 13, 2019  (as amended on May 6, 2019).

(b)The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, filed with the SEC on May 9, 2019, and June 30, 2019, filed with the SEC on August 6, 2019.

(c)The Company’s Current Reports on Form 8-K filed with the SEC on June 20, 2019 and June 21, 2019 (as amended on July 22, 2019).

(d)The description of the Company’s common stock set forth in its registration statement on Form 8-A filed with the SEC on December 11, 2008, pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.Description of Securities.

Not applicable.

Item 5.Interest of Named Experts and Counsel

Not applicable.

Item 6.Indemnification of Directors and Officers

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim.

Article IX of the Registrant’s bylaws provides as follows:

Section 9.1.  Indemnification of Officers and Directors.  Subject to the limitation hereinafter set forth, the institution shall indemnify each Director and each Officer of the institution or of any organization that he is serving as a Director or Officer at the request of the institution and his heirs and executors or administrators to the full extent permitted by law against, and reimburse him for, all liability and reasonable expense, including but not limited to, court costs, attorneys’ fees and the amount paid in any settlement approved as hereinafter provided, incurred or expended in connection with any claim or proceeding in which he may be involved because of anything he may have done or omitted to do as a Director or Officer of the institution or of any organization that he may have served as a Director or Officer at the request of the institution.  Such indemnification shall not impair any other right any such person may have.

The indemnity and reimbursement herein provided for shall not extend or apply to any liability and expense of any such Director or Officer in any proceeding in which he shall be finally adjudged to have been grossly negligent or to have willfully misconducted himself in the performance of his duties as such

Director or Officer, nor to any amount paid to the institution itself.  Indemnity shall apply to and reimbursement be given for an amount paid in settlement only if there shall be a determination, with the advice of counsel for the institution, by members of the Board of Directors not involved in the claim or proceeding and forming a majority of the whole Board of Directors, or by a disinterested person or persons named by the Board of Directors, that the amount is reasonable and that the Director or Officer has not been grossly negligent and has not willfully misconducted himself in his acts or omissions as such Director or Officer in the matter settled.

Further, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Articles of Incorporation.

Notwithstanding the foregoing, indemnification payments may only be made to directors and officers to the extent such payments are not inconsistent with applicable banking regulation.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

5.1Opinion of Pillar Aught LLC.

10.1Amended and Restated 2010 Embassy Bancorp, Inc. Stock Incentive Plan.

23.1Consent of Pillar Aught LLC (included as part of Exhibit 5.1).

23.2Consent of Baker Tilly Virchow Krause, LLP.

24.1Powers of Attorney (included as part of signature page).

Item 9.Undertakings.

(a)The Company hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem, Commonwealth of Pennsylvania, on August 22, 2019.

EMBASSY BANCORP, INC
(Registrant)

By: /s/ David M. Lobach, Jr.
David M. Lobach, Jr.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Embassy Bancorp, Inc., a Pennsylvania corporation (the “Company”), constitutes and appoints David M. Lobach, Jr., Judith A. Hunsicker and Kenneth J. Rollins, with full power of each of them to act alone, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 16, 2019.

Signature	Capacity

/s/ David M. Lobach, Jr.	Chairman, President, Chief Executive Officer
David M. Lobach, Jr.	(Principal Executive Officer)

/s/ Judith A. Hunsicker	First Executive Officer; Chief Operating and Financial Officer
Judith A. Hunsicker	(Principal Financial and Accounting Officer)

/s/ Frank Banko, III	Director
Frank Banko, III

/s/ Geoffrey F. Boyer	Director
Geoffrey F. Boyer

/s/ John G. Englesson	Director
John G. Englesson

/s/ Bernard M. Lesavoy	Director
Bernard M. Lesavoy

/s/ John C. Pittman	Director
John C. Pittman

/s/ Patti Gates Smith	Director
Patti Gates Smith

/s/ John T. Yurconic	Director
John T. Yurconic